Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”) is made as of July 17, 2026, by and among Aureus Greenway Holdings Inc., a Nevada corporation (“Parent”), Aureus Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), Autonomous Power Corporation, a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”), and Andrew Fox, solely in his capacity as the representative, agent and attorney-in-fact of the Company Stockholders (in such capacity, the “Stockholder Representative”).

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of March 8, 2026 (the “Execution Date”), by and among Parent, Merger Sub, the Company and the Stockholder Representative (the “Merger Agreement”);

WHEREAS, the Merger Agreement provides, among other things, that Parent shall issue or cause to be issued to the Company Stockholders up to 42,500,000 shares of Parent Common Stock (adjusted to 50,000,000 shares because the Company PIPE has been consummated prior to the Closing) as Earn Out Shares upon the occurrence of an Earn Out Triggering Event;

WHEREAS, prior to the date hereof, the Company has entered into that certain purchase agreement, dated as of June 16, 2026, by and among the Company, Stonebridge Investments Holdings LLC and Ziv Marom (the “Repurchase Agreement”), pursuant to which the Company has repurchased 8,345 shares of Company Common Stock held by Stonebridge Investments Holdings LLC (the “Repurchased Shares”), with such shares being held as treasury shares;

WHEREAS, in connection with additional investments made in the Company, additional business opportunities, and the decrease in Company shares outstanding pursuant to the Repurchase Agreement, the Parties desire to accelerate the vesting of the Earn Out Shares and increase the aggregate Merger Consideration issuable to the Company Stockholders to 55,000,000 Earn Out Shares, all of which shall be deemed earned, vested and non-contingent and issuable at the Closing in accordance with the Earn Out Spreadsheet without regard to whether any Earn Out Triggering Event has occurred;

WHEREAS, in accordance with Section 8.8 of the Merger Agreement, the Parties desire to amend the provisions of the Merger Agreement relating to the Earn Out Shares to achieve the purpose described above; and

WHEREAS, capitalized terms used, but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to the Merger Agreement.

(a) Section 1.2 of the Merger Agreement is hereby amended by adding the following sentence at the end thereof: “Notwithstanding anything to the contrary in this Agreement, if any filing is required under the HSR Act in connection with the Transactions, the Closing shall not occur earlier than the later of (i) the date otherwise determined pursuant to this Section 1.2 and (ii) the date that is forty-five days after the date of the Amendment, unless Parent determines in good faith that the condition set forth in Section 6.1(h) has been satisfied or waived and that an earlier Closing is permitted under applicable Law.”

(b) Section 2.1(a)(i) of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) automatically shall be converted into the right to receive 599.18229 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Parent Common Stock (such per-share amount together with any Earn Out Shares issued pursuant to Section 2.6, the “Merger Consideration”);”1

(c) Section 2.1(b) of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“(b) Conversion of Company Common Stock. All shares of Company Common Stock that have been converted pursuant to Section 2.1(a)(i) shall be canceled automatically and shall cease to exist, and the holders of (i) certificates which immediately before the Effective Time represented such shares (the “Company Stock Certificates”) or (ii) shares represented by book-entry (the “Company Book-Entry Shares”) shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 2.2 and the number of Earn Out Shares in the Earn Out Spreadsheet, in accordance with Section 2.6.”

(d) Section 2.5(a) of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, the holder of which has neither voted in favor of the Merger or consented thereto in writing pursuant to Section 228 of the DGCL and which are held by stockholders who have demanded appraisal rights for such shares of Company Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive that portion of the Merger Consideration, including that portion of the Earn Out Shares issuable pursuant to Section 2.6, attributable to such Dissenting Shares. At the Effective Time, the Dissenting Shares shall be canceled and shall cease to exist and the holders of the Dissenting Shares shall be entitled solely to the right to receive payment of the appraised value of such shares of Company Common Stock held by them immediately prior to the Effective Time in accordance with the DGCL, unless and until such holders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into, as of the Effective Time, the right to receive the portion of the Merger Consideration, including that portion of the Earn Out Shares issuable pursuant to Section 2.6, in each case without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.1.”

(e) Section 2.6 of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“(a) As additional consideration for the Merger and the other Transactions, and subject to the delivery of the Earn Out Spreadsheet in accordance with this Section 2.6, 55,000,000 shares of Parent Common Stock (the “Earn Out Shares”) shall be deemed fully earned, vested and non-contingent as of the Closing and shall be issued and distributed to or on behalf of the Company Stockholders in accordance with the Earn Out Spreadsheet at the Closing. For the avoidance of doubt, the Repurchased Shares shall not be entitled to receive any Merger Consideration, Earn Out Shares or other consideration under the Merger Agreement and from and after the Closing, there shall be no remaining performance condition, market-price condition, revenue condition or other contingency applicable to the Earn Out Shares.

(b) Parent shall issue the Earn Out Shares at the Closing in accordance with the final Earn Out Spreadsheet delivered by the Company to Parent no later than five Business Days prior to the Closing Date and reasonably acceptable to Parent. Parent shall take such actions as are reasonably requested by the Stockholder Representative to evidence the issuance pursuant to Section 2.6(a) at the Closing, including through the provision of an updated stock ledger showing such issuance as certified by an officer of Parent responsible for maintaining such ledger or the applicable registrar or transfer agent of Parent, provided that Parent shall have no obligation to issue any Earn Out Shares except in accordance with the final Earn Out Spreadsheet.

(c) Equitable Adjustment. In the event Parent shall at any time prior to the Closing, pay any dividend on Parent Common Stock by the issuance of additional Parent Common Stock, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Parent Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Parent Common Stock, then the number of shares of Parent Common Stock earned and issued pursuant to Section 2.6(a) shall be equitably adjusted to provide to such Company Stockholders the same economic effect as contemplated by this Agreement prior to such event.

(d) Tax Treatment of Earn Out Shares. The issuance of Earn Out Shares shall be treated as an adjustment to the Merger Consideration by the Parties for Tax purposes, unless otherwise required by applicable Law.

(e) Earn Out Spreadsheet. Notwithstanding anything to the contrary in this Agreement, (i) it is expressly acknowledged and agreed that Parent and its Affiliates shall be entitled to rely on the Earn Out Spreadsheet and any update thereto, without any obligation to investigate or verify the accuracy or correctness thereof, and to issue Earn Out Shares in accordance therewith, (ii) in no event will Parent or any of its Affiliates have any Liability to any Person, including the Stockholder Representative and each of the equityholders of the Company, in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Earn Out Spreadsheet and any update thereto, the allocation set forth therein or issuances made by any Person in accordance therewith, and (iii) the Company and the Stockholder Representative shall be solely responsible for the accuracy, completeness and allocation methodology reflected in the Earn Out Spreadsheet, including the treatment of the Repurchased Shares and the allocation of the Earn Out Shares among the Company Stockholders.”

(f) Section 5.7 of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“Nasdaq Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock being issued in connection with the Transactions, including the Earn Out Shares issuable pursuant to Section 2.6, to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Effective Time. Parent shall take all necessary actions and use commercially reasonable efforts to remain listed as a public company on the Nasdaq.”

(g) Section 3.3 of the Merger Agreement is hereby amended by deleting the word “and” at the end of clause (a) thereof, replacing clause (b) with “(b) any filings required under the HSR Act and the expiration or termination of any waiting period applicable to the Transactions under the HSR Act; and” and adding the following: “(c) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.”

(h) Section 4.3 of the Merger Agreement is hereby amended by deleting the word “and” at the end of clause (c) thereof, replacing clause (d) with “(d) any filings required under the HSR Act and the expiration or termination of any waiting period applicable to the Transactions under the HSR Act; and” and adding the following: “(e) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.”

(i) Section 5.10(a) of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“(a) Subject to the terms and conditions of this Agreement, Parent and the Company shall (and shall cause their respective Subsidiaries to) each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement, including any filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and obtain all necessary actions, waivers, registrations, permits, authorizations, orders, consents and approvals from Governmental Authorities, the expiry or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date, and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transactions as promptly as practicable and in any event prior to the End Date.”

(j) Section 5.10 of the Merger Agreement is hereby amended by adding the following new subsection (c) at the end thereof:

“(c) Parent shall not, and shall cause its Subsidiaries and other controlled Affiliates not to, other than in the ordinary course of business or as otherwise contemplated by this Agreement, knowingly acquire or agree to acquire any material assets, equity interests, or business, if such acquisition would be reasonably likely to prevent the obtaining of any action (or non-action), decision, order or consent of any Governmental Authority under the HSR Act, or the expiration or termination of any applicable HSR Act waiting period, necessary to consummate the transactions contemplated hereby.”

(k) Section 5.12 of the Merger Agreement is hereby deleted in its entirety and replaced as follows:

“Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transactions are consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the Party incurring those Expenses; provided that, notwithstanding the foregoing, Parent and the Company shall each bear and pay 50% of the HSR Act filing fee payable in connection with the Transactions. To the extent either Party pays more than its 50% share of such HSR Act filing fee, the other Party shall reimburse such excess amount within five Business Days after receipt of reasonable documentation thereof. Each Party shall bear its own attorneys’, accountants’ and other advisors’ fees and expenses incurred in connection with any HSR Act filing or related antitrust review.”

(l) Section 6.1 of the Merger Agreement is hereby amended by adding the following new subsection (h) at the end thereof:

“(h) Antitrust Approvals. Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated, and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order under the HSR Act that is in effect and enjoins, restrains or otherwise prohibits consummation of the Transactions.”

(m) Section 7.1(b) of the Merger Agreement is hereby amended by adding the following proviso immediately before the semicolon at the end thereof: “; provided, further, that if all conditions have been satisfied (or, in the case of conditions to be satisfied at the Closing, are capable of being satisfied) as of the End Date, other than Section 6.1(h) (Antitrust Approvals) or any timing requirement under Section 6.1(d) resulting from an amendment or supplement to the Information Statement or Form S-4 related to this Amendment, then the End Date shall automatically be extended until the date that is forty-five days following the End Date;”

(n) Section 6.3(h) of the Merger Agreement is hereby deleted in its entirety and replaced with “[Reserved.]”2

(o) Section 6.2 of the Merger Agreement is hereby amended by adding the following new subsection (g):

i.	“(g) Repurchase Agreement. Parent shall have received evidence reasonably satisfactory to Parent that the transactions contemplated by the Repurchase Agreement have been consummated in accordance with its terms to date, including evidence that the Repurchased Shares have been purchased by the Company and are held as treasury shares or otherwise constitute Excluded Company Shares such that the Repurchased Shares are not entitled to receive Merger Consideration, Earn Out Shares or any other consideration under this Agreement.”

(p) Annex I of the Merger Agreement is hereby amended to add the following definition:

i.	“HSR Act” .....................................................................................5.10(a)”

(q) Annex I of the Merger Agreement is hereby amended to remove the following definitions:

i.	“Earn Out Period”

ii.	“Earn Out Triggering Event”

iii.	“Tier 1 Earn Out Shares”

iv.	“Tier 2 Earn Out Shares”

v.	“Tier 3 Earn Out Shares”

vi.	“Tier 4 Earn Out Shares”

vii.	“Tier 5 Earn Out Shares”

2. Effect on Merger Agreement. The Merger Agreement (as amended by this Amendment) remains in full force and effect.

3. Miscellaneous. Article VIII of the Merger Agreement shall apply to this Amendment, mutatis mutandis, as if it had been fully set forth herein.

* * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT

AUREUS GREENWAY HOLDINGS INC.

By:	/s/ Matthew J. Saker
Name:	Mattthew J. Saker
Title:	Interim Chief Executive Officer and Director

MERGER SUB

AUREUS MERGER SUB INC.

By:	/s/ Matthew J. Saker
Name:	Mattthew J. Saker
Title:	Sole Director and President

[Signature Page to First Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY

AUTONOMOUS POWER CORPORATION

By:	/s/ Jim Biehl
Name:	Jim Biehl
Title:	Chief Legal Officer and Secretary

STOCKHOLDER REPRESENTATIVE

MR. ANDREW FOX

By:	/s/ Mr. Andrew Fox
Name:	Mr. Andrew Fox